Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Steve Wymer
	408-519-9677	408-519-9254
	dnueman@tivo.com	swymer@tivo.com

TOM ROGERS TO RELINQUISH CEO POSITION AT TIVO;
WILL BECOME CHAIRMAN OF THE BOARD

SAN JOSE, CA – November 17, 2015 – TiVo Inc. (NASDAQ: TIVO), a global leader in the advanced television entertainment market, today announced that Tom Rogers will relinquish his CEO position after nearly 11 years on January 31, 2016, the end of the company’s fiscal year.  Mr. Rogers will continue with TiVo as non-executive Chairman of the Board of Directors as of February 1, 2016.  TiVo’s Board of Directors has formed a search committee to identify the best internal or external candidate to lead the company.

Board member Dan Moloney has been named lead independent director. Mr. Moloney is the former president of Motorola Mobility, Inc., a leading provider of innovative technologies, products and services for the mobile and cable/wireline industries that was acquired by Google Inc. in 2011.

“TiVo is a great company today—and I have thoroughly enjoyed the challenge of turning it around and building it from its DVR roots into the leader in providing next-generation TV in the United States and around the world,” said Mr. Rogers. “With the recent successful launch of one of the best reviewed retail television products ever, the new TiVo Bolt, and notable progress in our other core businesses, the Board and I agreed that this was an opportune time to seamlessly transition to a new leadership team. At a personal level, I will welcome the reduced bicoastal travel this will entail. And as a shareholder, I look forward to continuing to serve all TiVo shareholders as non-executive chairman.”

“We are confident that Tom and TiVo’s experienced leadership team will ensure a smooth transition to a new CEO and president as Tom transitions to non-executive Chairman of the Board,” said Mr. Moloney.  “We thank Tom for his countless contributions to TiVo during his time as CEO and president.  The Board believes that these accomplishments aren’t fully reflected in TiVo’s stock price.”

Mr. Rogers continued, “I want to publicly recognize the incredible team of employees at TiVo who have grown it into a company that is now in 30 countries around the world and still expanding. TiVo today serves over 70 pay TV operators, underpinned by some of the industry’s most valuable intellectual property agreements, providing a treasure trove of unique audience data and insights.  Only an incredible team could turn a company around and accomplish all that.”

TiVo will report its financial results on Tuesday, November 24th after market close. The changes announced today are not related to TiVo’s third quarter fiscal year 2016 financial results or previously issued financial guidance for the third quarter. TiVo will take a one-time charge in the fourth quarter related to separation costs and expenses in connection with Mr. Rogers’ departure.

About TiVo Inc.

TiVo Inc. (NASDAQ: TIVO) is a global leader in next-generation television services. With global headquarters in San Jose, CA and offices in New York, NY, Boston, MA, Durham, NC, and Warsaw, Poland, TiVo’s innovative cloud-based Software-as-a-Service solutions enable viewers to consume content across multiple screens in and out-of-the home. The TiVo solution provides an all-in-one approach for navigating the ‘content chaos’ by seamlessly combining live, recorded, on-demand and over-the-top television into one intuitive user interface. The TiVo experience provides TV viewers with simple universal search, discovery, viewing and recording from a variety of devices, creating the ultimate viewing experience. TiVo products and services are available at retail or through a growing number of Pay TV operators world-wide. TiVo’s multiple subsidiary companies provide the broader television industry and consumer electronics manufacturers with cloud-based video discovery and recommendation options, interactive advertising solutions and audience research and measurement services. More information at: www.TiVo.com. TiVo and the TiVo logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide.

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